Exhibit 99.1

Biometric Security Solutions Provider BIO-key Reports Fiscal Year 2019

and Preliminary Q1 2020 Results; Hosts Investor Webcast Today at 10am ET

WALL, NJ – May 15, 2020 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric software and hardware solutions for strong, convenient user authentication and large-scale identity, today reported results for its year ended December 31, 2019 and preliminary results for its first quarter ended March 31, 2020 (Q1’20). BIO-key will host a conference call today at 10:00 a.m. ET (details below) to review its results and outlook.

Recent Highlights:

●	BIO-key Africa through our partner TTI won a $30M contract to deploy biometric solutions for the enrollment and the positive identification of millions of customers for a leading Nigerian telecom.
●

BIO-key Secures $45M Contract in Nigeria along with Exponential Launch Africa Limited (ELA) an affiliate of Technology Transfer Institute of Africa (TTI) and Imperial Education Services (IES) to build secure e-commerce infrastructure across Nigeria in support of a Nigerian Ministry of Labour program to educate, empower and create employment for one million recent college graduates.

●	South Africa’s Capitec Bank Exceeds Nine Million BIO-key-Enrolled Customers for in-branch identification
●	Manny Alia Joins Board to help drive biometric ID projects across Africa
●	Dubai Police Force Expands Deployment of Biometric Authentication, utilizing BIO-key’s ID Director for Windows Software and PIV-Pro Fingerprint Readers
●	Three more Florida counties deploy BIO-key for election data security since December Update
●	BIO-key launches ‘Remote Worker’ sales & marketing initiative to capitalize on the benefits of its biometric technologies in addressing the security challenges of employees working from home.

BIO-key CEO Michael DePasquale commented, “BIO-key navigated a very challenging and disappointing year from a revenue and cash flow standpoint, but laid the foundation for what we believe is the transformation of our company to play a leadership role in biometric multi-factor authentication as well as large scale Civil ID projects that are emerging on an international basis, particularly in Africa. We launched our BIO-key Africa subsidiary in late 2019 and so far this year we have executed agreements totaling over $75M in expected revenue over the next 24 months, and are focused on building on this momentum.

We also took prudent steps to ensure our financial strength and made difficult decisions regarding the write-down of software licenses based on their increasingly unlikely monetization, the pivoting away from our lock business and initiated efforts to enhance our suite of multifactor authentication capabilities, while altering our geographic focus to pursue much larger scale opportunities.

At the same time we absorbed the near-term revenue impact of our transition from a software license sales model to a subscription or software as a service (SaaS) model, where customers pay a lower fee to access our software on an annual basis. We believe the subscription model is more favorable for BIO-key as it creates enduring customer relationships and predictable, recurring revenue streams that over the long term are likely to exceed what we would have earned from a conventional software licenses.

Finally, we continue to invest in enhancing our suite of solutions to meet the evolving needs of our customers. In particular, we are working to provide a full suite of multi-factor authentication capabilities to allow our customers flexibility in addressing their needs across a wide variety of locations, devices and requirements. We recognize such flexibility is an increasingly important capability and differentiator in the marketplace. By building on our core biometric strengths to put in place a full suite of multi-factor capabilities, we expect to substantially enhance BIO-key’s attractiveness in the market.”

Outlook

DePasquale continued, “Reflecting actions taken in 2019, our Q1’20 bottom-line performance improved substantially compared to the same period in 2019, and we have a strong outlook for 2020. We expect to commence work on our large African contracts in the coming months and expect to receive upfront deposits to precede our efforts. Given their scale and expected duration, these projects alone position BIO-key for substantial revenue growth and for the full year 2020, and we are confident they will allow us to pursue other large-scale opportunities in Africa and on a global basis. We look to provide more visibility into the timing and expected impact of our Africa business as final planning is completed and the projects are underway.”

Growth Initiatives

Fred Corsentino, BIO-key’s Chief Revenue Officer, added, “We are very pleased with the success of our Channel Alliance Program launched last year to attract a growing base of Managed Service Providers, Security Integrators and Value-Added Resellers to expand our global sales and marketing reach. We achieved early traction in Africa where we added several channel partners in support of our BIO-key Africa subsidiary formed earlier this year.

“Biometrics have gained solid support across Africa as an ideal, cost effective solution to large scale identity and authentication challenges for governments, public programs, telecommunications, financial services and other high-value processes vulnerable to fraud or security breaches. Importantly, such initiatives are gaining traction and financial support in both the public and private sectors, including $433 million in World Bank funding for a biometric national ID registration program in Nigeria.”

Remote Worker Program

Mr. Corsentino added, “In response to the COVID-19 outbreak, BIO-key moved quickly to launch our ‘Remote Worker’ sales and marketing campaign to communicate how our finger scanners and software solutions help solve the unique and large scale challenges posed by the sudden global transition to working from home. Many companies relied on physical location within a firewall to secure access, but are now forced to operate remotely. BIO-key provides very cost-effective, user-friendly solutions to the increased security and authentication challenges created when workers are outside the protection of enterprise systems and direct oversight. In this context, the use of physical tokens becomes far more challenging, given delays and increased costs when replacements are needed.

Governments and enterprises are now scrambling to solve remote work challenges such as implementing stronger security and access control for video conferencing solutions used to connect disparate teams. We are actively highlighting BIO-key and our unique ability to address these challenges and very excited about the opportunity this provides going forward.”

2019 Results

2019 revenues declined to $2.3M from $4.0M in 2018, due principally to lower license fees, including the impact of the Company’s transition to the software subscription business model, as well as reduced hardware sales and lower services revenues. In particular, 2019 revenue was impacted by the absence of anticipated software license payments totaling $5.0M. As a result, BIO-key has determined the payments are unlikely to be collected and it took a $7.0M charge in 2019 to fully write down resalable software license rights it had secured as part of a $19M strategic investment completed in 2015.

The decline in hardware sales principally reflects a decrease in lock sales as BIO-key transitioned to an “enterprise only“ model for its SmartlLock technology and exited lower margin U.S. and online retail markets.

2019 operating expenses decreased to $6.4M from $6.7M in 2018, reflecting lower selling general and administrative expense and lower research, development and engineering expense.

The Company also recorded interest expense of $1.1M in 2019 related to interest, amortization of debt discount and issuance costs for a convertible debt financing. In 2018, BIO-key recorded a $1.4M “deemed dividend” expense resulting from the required repricing of outstanding warrants, most of which have since expired.

BIO-key reported a 2019 net loss of $14.6M, or $1.03 per basic share, compared to a net loss of $8.5M, or $0.73 per basic share, in 2018. The weighted average basic shares outstanding were 14.2M and 11.6M in 2019 and 2018, respectively.

Preliminary Q1 2020 Results

BIO-key is providing preliminary financial results for its first quarter ended March 31, 2020 in today’s release as its final financial statements for this period are not yet finalized. Q1’20 revenues declined to $530,000 from $552,000 in Q1’19, primarily due to lower hardware revenue related to BIO-key’s exit of the retail lock business, and a decrease in maintenance revenue reflecting the transition to software subscription sales, partially offset by a more than $150,000 increase in software license revenue.

Gross margin improved to 67% in Q1’20 versus a negative gross margin in Q1’19, primarily reflecting the elimination of $281,000 in non-cash software license amortization expense recorded in Q1’19 which did not recur in Q1’20.

Q1’20 operating expenses declined to $1.7 million from $1.8 million, reflecting the benefit of cost reduction efforts. BIO-key’s preliminary first quarter results include $0.5M in non-cash compensation expense that will be allocated to each expense category in the final results filed on form 10-Q.

Reflecting the substantial improvement in gross profit and the decrease in operating expenses, BIO-key’s operating loss was reduced to $1.3M in Q1’20 versus $1.8M in Q1’19. Weighted average basic shares outstanding were approximately 16,635,606 in Q1’20 compared to 13,979,318 in the year ago first quarter.

At March 31, 2020, BIO-key had $1.3M of cash and accounts receivable versus $0.7M at December 31, 2019.

To provide added financial liquidity to support operations and the launch of the Africa engagements, in May, BIO-key completed a $2.4M convertible note financing with warrants, generating gross proceeds of $2.1M. The note is convertible at the option of the investor into common stock at an ‘above market’ conversion price of $1.16 per share and is subject to redemption at any time by BIO-key.

Conference Call Details
Date / Time	Friday, May 15 at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 10143410

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric solutions that enable convenient and secure access to devices, information, applications and high-value transactions. BIO-key’s software and hardware finger scanning solutions offer secure, user-friendly and attractively priced alternatives to passwords, PINs, tokens and security cards, enabling enterprises and consumers to secure their networks and devices as well as their information in the cloud.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to expand into Asia, Africa and other foreign markets; delays in the development of products and statements of assumption underlying any of the foregoing; our ability to close the potential private placement transaction on the terms described herein if at all as well as other factors set forth under the caption see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise. Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in forward-looking statements and may also cause actual results to differ materially from those discussed. In particular, the consequences of the coronavirus outbreak to economic conditions and the industry in general and the financial position and operating results of our company in particular have been material, are changing rapidly, and cannot be predicted.

Engage with BIO-key
Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits – Investors:	@BIO_keyIR

Investor & Media Contacts

William Jones, David Collins

Catalyst IR

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31, (Preliminary)		Year ended December 31,
	2020	2019	2019	2018

Revenues
License fees	$239,379	$83,208	$442,649	$1,739,897
Services	202,849	226,805	925,245	1,012,576
Hardware	87,938	83,208	899,634	1,292,069
Total Revenues	530,166	551,623	2,267,528	4,044,542
Costs and other expenses
Cost of license fees, hardware and other	128,480	513,221	2,188,927	3,720,980
Cost of services	48,379	90,829	272,318	443,210
Total costs and other expenses	176,859	604,050	2,461,245	4,164,190
Gross Profit (Loss)	353,307	(52,427)	(193,717)	(119,648)

Operating Expenses
Selling, general and administrative	1,346,083	1,377,033	5,036,820	5,333,906
Research, development and engineering	325,449	374,118	1,331,667	1,415,401
Total operating expenses	1,671,532	1,751,151	6,368,487	6,749,307
Operating loss	(1,318,225)	(1,803,578)	(6,562,204)	(6,868,955)

Other income (expense)
Interest income		70	154	80
Interest expense		-	(1,069,134)	-
Impairment of resalable software license rights		-	(6,957,516)
Total other income (expense), net		70	(8,026,496)	64
Net loss		(1,803,508)	(14,588,700)	(6,868,875)
Deemed dividend from trigger of anti-dilution provision feature		-	-	(1,428,966)
Convertible preferred stock dividends	-	-	-	(198,033)
Net loss available to common stockholders		$(1,803,508)	$(14,588,700)	$(8,495,874)

Loss per Common Share attributable to common stockholders - Basic		$(0.13)	$(1.03)	$(0.73)

Weighted Average Shares Outstanding - Basic:		13,979,318	14,223,685	11,607,933

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